Exhibit 99.1

Stephen Cohen – Media

(212) 886-9332

Caesars Entertainment, CEOC Reach Agreement With Group of Second Lien Noteholders

LAS VEGAS, August 1, 2016 – Caesars Entertainment Corporation (Nasdaq: CZR) (“Caesars Entertainment”) and Caesars Entertainment Operating Company, Inc. (“CEOC”) have entered into a restructuring support agreement with holders of a significant amount of CEOC’s second lien notes (“Second Lien Noteholders”). These Second Lien Noteholders, together with the second lien notes held by parties subject to other restructuring support agreements, hold approximately 37% of CEOC’s second lien notes. The agreement provides for a substantial improvement in recoveries for Second Lien Noteholders to those contemplated in CEOC’s plan of reorganization, and adds to the group of creditors supporting CEOC’s restructuring plan.

The agreement provides all holders of second lien notes with recoveries of at least 46 cents on the dollar based on the midpoint valuation in CEOC’s disclosure statement. The agreement will go effective when the agreement is signed by holders owning greater than 50.1% of the second lien notes under certain of the indentures. The recoveries of those holders of second lien notes who sign the agreement will increase by an additional 4 cents on the dollar when the agreement goes effective and a further 5 cents on the dollar when the agreement gains the support of at least two thirds of the class, or CEOC’s restructuring plan goes effective, bringing the potential recovery to 55 cents on the dollar for all signers of the agreement. The contemplated recovery includes a combination of convertible notes and equity in “New CEC,” the surviving entity in the planned merger of Caesars Entertainment and Caesars Acquisition Company.

With the public announcement of the terms of this enhanced restructuring agreement, Caesars Entertainment and CEOC will seek to gain further support from additional Second Lien Noteholders. The plan currently on file is subject to restructuring and support agreements with lenders under CEOC’s credit facility, the Official Committee of Unsecured Creditors and the holders of Subsidiary Guarantee Notes. Caesars Entertainment and CEOC have continued to engage with the remaining creditor groups, including the official committee of Second Lien Noteholders, and are hopeful of achieving a fully consensual outcome.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s affiliated resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

About Caesars Entertainment Operating Company, Inc. Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority owned subsidiary of Caesars Entertainment Corporation, provides casino entertainment services and owns, operates or manages 38 gaming and resort properties in 14 states of the United States and in five countries primarily under the Caesars, Harrah’s and Horseshoe brand names. CEOC is focused on building customer loyalty through providing its guests with a combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership as well as all the advantages of the Total Rewards program. CEOC also is committed to environmental sustainability and energy conservation, and recognizes the importance of being a responsible steward of the environment.

Forward Looking Statement

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “will” and “continue” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions and future performance, and future financial results of CEC. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange.